Exhibit 21.1
Interpace Diagnostics Group, Inc.
Subsidiaries
Group DCA, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Interpace Diagnostics Group, Inc.
Interpace BioPharma, LLC, a New Jersey limited liability company, is a wholly-owned subsidiary of Interpace Diagnostics Group, Inc.
Interpace Diagnostics, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Interpace Diagnostics Group, Inc.
Interpace Diagnostics Corporation, a Delaware corporation, is a wholly-owned subsidiary of Interpace Diagnostics, LLC.
JS Genetics, Inc., a Delaware corporation, is a wholly-owned subsidiary of Interpace Diagnostics, LLC.